FIRST AMENDMENT
OF
HELLER FINANCIAL, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN
As Amended and Restated Effective as of January 1, 2001)

WHEREAS, Heller Financial, Inc. (the "Company") maintains the Heller Financial, Inc. Executive Deferred Compensation Plan, as Amended and Restated Effective as of January 1, 2001 (the "Plan") for a select group of its management and highly compensated employees; and

WHEREAS, it is now deemed necessary and desirable to amend the Plan;

NOW, THEREFORE, in exercise of the power delegated to the Committee (as defined by the Plan) by Section 7 of the Plan and delegated to the undersigned officer by resolution of the Committee, the Plan is amended in the following particulars, effective January 1, 2001:

1. By redesignating subsections 2.2(c) through (k) as subsections (d) through (l), respectively, and inserting a new subsection 2.2(c) immediately after subsection 2.2(b), as follows:

"(c)	From time to time, the Committee may declare that Participants' Deferral Accounts, as defined in Section 3.1 below, will be split into subaccounts ('Subaccounts'). As to each Subaccount, the Committee will permit Participants to make different Deferral Elections, with different Distribution Dates (as described in subsection 2.2(d) below) and different forms of distribution. A Participant's investment elections will apply to all of his Subaccounts."

2. By substituting the following for subsections 2.2(d) and (e), as renumbered by particular1 above:

"(d)	Payment of amounts deferred into a given Subaccount will be postponed to the date specified by the Eligible Employee in his initial Deferral
Election (the 'Distribution Date') for that Subaccount. Except as provided in subsections 2.2(g), 2.2(k) and 2.2(l) below, the Distribution Date the Eligible Employee specifies in his initial Deferral Election as to a given Subaccount is irrevocable and will apply to all amounts the Eligible Employee defers into that Subaccount.

	"(e)	The Distribution Date the Participant specifies in his initial Deferral Election for a Subaccount must be either (i) a particular date no earlier than one year and one day after the date the Eligible Employee files that Deferral Election, (ii) the Eligible Employee's Termination of Employment (as defined in subsection (f) below) or a particular date coinciding with or next following the Eligible Employee's Termination of Employment (e.g. 'January 1 coinciding with or next following my Termination of Employment') or (iii) the earlier of (i) and (ii) above."

3.	By substituting the following for subsections 2.2(g) and(h), as renumbered by particular 1 above:

	"(g)	A Participant may make a one-time election after his initial Deferral Election as to a given Subaccount to change the Distribution Date for that Subaccount, but the election will be effective only if the Committee receives the election at least one year and one day before the Distribution Date originally elected by the Participant.

	"(h)	At the time of the Participant's initial Deferral Election as to a Subaccount, the Participant must elect a form of payment for that Subaccount. The Participant may choose among a single lump sum payment, or annual installments over a five-, ten- or fifteen-year period. The Participant's election of form of payment must be made on the form, or by the other means, prescribed by the Committee. Except as provided in Section 4.1, the Participant's initial election as to the form of payment of a given Subaccount will apply to all amounts deferred by the Eligible Employee into that Subaccount."

4.	By substituting the following for subsection 2.2(l), as renumbered by particular 1 above:

	"(l)	If a Participant makes a Deferral Election that will first become effective after the first Distribution Date initially elected by the Participant, then amounts deferred by the Participant for periods after that Distribution Date will automatically be credited to the existing Subaccount with the soonest Distribution Date, or, if the Participant has only one Subaccount or affirmatively elects to create a new one, to a new Subaccount. If amounts are to be credited to a new Subaccount, the Participant must select a new

Distribution Date and form of payment in the manner described in subsections 2.2(e) and (h) above for the new Subaccount."

5.	By substituting the following for Section 3.1 of the Plan:

"3.1 Deferral Accounts; Subaccounts. All amounts deferred pursuant to one or more Deferral Elections under the Plan will be allocated to a bookkeeping account in the name of the Participant (`Deferral Account'). The Participant's Deferral Account will be made up of all of his Subaccounts, as described in subsection 2.2(c) above. Amounts deferred will be credited to the relevant Subaccounts of the Participant's Deferral Account as soon as practicable, and in no event later than the fifteenth business day of the month following the month in which the Participant would have received the deferred amounts, if he had not elected to defer them."

6.	By substituting the following for the first sentence of the fourth paragraphs of Section 3.2 of the Plan:

"A Participant's investment election will apply to all Subaccounts in his Deferral Account, and will remain in effect for each deferral made after the election is effective, until after the Participant properly submits a request to make a change in his investment election."

7.	By substituting the following for Section 4.1 of the Plan:

"4.1 Time and Method of Payment. Each Subaccount of a Participant's Deferral Account will be paid in a single lump sum or installments, as elected by the Participant at the time of his initial Deferral Election with respect to that Subaccount. A Participant may make a one-time election after his initial Deferral Election as to a given Subaccount to change the form of payment, so long as the Committee receives the election change at least one year and one day before the Participant's Distribution Date for that Subaccount.

"If a Subaccount is payable in a single lump sum, the payment will be made as of a Valuation Date occurring as soon as possible following the Participant's Distribution Date for that Subaccount, in an amount equal to the value of the Subaccount.

"If a Participant elected installment payments as to a Subaccount, the Subaccount will be paid in installments over the five-, ten- or fifteen-year period he elected, with installments beginning as soon as practicable after the Participant's Distribution Date for that Subaccount. Each installment payment will be computed by dividing the amount credited to the Subaccount as of the Valuation Date immediately before the installment payment is due by the number of payments then remaining in the installment period."

                          IN WITNESS WHEREOF, on behalf of the Company and Committee, the undersigned officer has executed this amendment this 3rd day of January, 2001.

HELLER FINANCIAL, INC.

By:______________________________
Nina B. Eidell Executive Vice President Chief Human Resources Officer